Consent of Independent Registered Public Accounting Firm

Wellstar International, Inc. and Subsidiary


We hereby consent to the inclusion in the Registration Statement on Form SB-2, ("Registration Statement"), of our audit report dated September 19, 2005 and March 2, 2006 (as revised), relating to the consolidated financial statements as of July 31, 2005 and 2004, and our report on the reviewed financial statements dated December 9, 2005 and March 2, 2006 (as revised) of Wellstar International Inc. and Subsidiary.


We also consent to the references to us under the caption "Experts" in the Registration.

Simontacchi & Company, LLP
Rockaway, New Jersey


March 30, 2006